SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                  FORM 8-K


               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                   OF THE SECURITIES EXCHANGE ACT OF 1934


Date or Report (Date of Earliest Event Reported)     January 16, 2001
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                       LYNCH INTERACTIVE CORPORATION
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    Delaware                       1-15097                  06-1458056
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(State or other jurisdiction   (Commission File Number)   (IRS Employer
   of Incorporation)                                      Identification No.)


401 Theodore Fremd Avenue, Rye New York                         10580
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(Address of principal executive offices)                      (Zip Code)


Registrant's telephone number, including area code:    914/921-8821
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Item 5 Other Events


        The Option to Sell Agreement previously reported which permits Cascade Investment L.L.C. to sell Registrant's $25 million convertible promissory note (the "Note") to Registrant's Chairman and Chief Executive Officer for $26,250,000 has been amended. As amended, Cascade has the right to put up to $15 million of the Note back to Registrant's Chairman and Chief Executive Officer on or prior to January 31, 2001 and Cascade has the right to put up to $10 million of the Note between November 15 and December 1, 2002. The put price is 105% of the principal amount being put plus any accrued and unpaid interest.

        As a condition of modifying and extending the put, Registrant has entered into an agreement with the Registrant's Chairman and Chief Executive Officer whereby Registrant will pay for and acquire, on the same terms and conditions, any portion of the Note put by Cascade.

        Cascade has stated that it will exercise the initial put right as to $15 million of the Note. Accordingly, Registrant expects to acquire $15 million of the Note for $15,750,000 plus accrued and unpaid interest, with settlement on February 14, 2001.

         The obligations of Registrant's Chairman and Chief Executive Officer under the Option to Sell Agreement are secured by a collateralized letter of credit issued by Morgan Guaranty Trust Company of New York. As part of its agreement with its Chairman and Chief Executive Officer, Registrant has agreed to pay all legal fees, letter of credit fees and a 10% per annum collateral fee on the amount of collateral provided. It is expected that Gabelli Group Capital Partners, Inc., an affiliate of Registrant's Chairman and Chief Executive Officer, will provide such collateral and receive the collateral fee. Registrant has the right to provide the collateral, which would eliminate the collateral fee payable by Registrant.

Item 7 Financial Statements and Exhibits

        (c)  Exhibits

             10(a) Agreement between Registrant and Mr. Mario Gabelli dated as of December 26, 2001


                                 Signatures

        Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    LYNCH INTERACTIVE CORPORATION


                                    By:  s/ Robert E. Dolan
                                        -------------------------
                                        Robert E. Dolan
                                        Chief Financial Officer


Date:  January 16, 2001